                               AGREEMENT OF SALE


     AGREEMENT made this   19   day of October, 1995, between FLORIDA SOUND
ENGINEERING COMPANY, a Florida corporation, 3016 Mercury Road South, Jacksonville, Florida, 32207 ("Seller") and AUDIO COMMUNICATIONS NETWORK, INC., 1000 Legion Place, Orlando, Florida, 32801, a Florida corporation ("Buyer").

                                  WITNESSETH

     WHEREAS Seller desires to sell its assets specified herein to Buyer, for both its background music business and its sound business, principally located in Jacksonville and the State of Florida, and

     WHEREAS Buyer desires to purchase those assets,

     NOW THEREFORE the parties agree as follows:

     1. Buyer will pay $6,000,000 cash for Seller's background music business and sound business and all assets related to each except for cash and prepaids as specified below.

     2. Buyer's agreement to purchase Seller's background music business is based upon guaranteed Monthly Billings of $125,000 at closing. This purchase price may be adjusted as provided in Paragraph 6(b) hereof.

     3.   The purchase price includes:

     (a) All subscriber contracts set forth on Exhibit A to be attached hereto and any leased equipment on location at such subscriber sites.

     (b) All office, studio and shop furniture, fixtures, equipment and supplies and all data processing equipment, software and computer supplies, to be set forth on Exhibit B to be attached hereto.

     (c) All vehicles owned and used by Seller in its business, except the automobile used by Seller's president, to be set forth on Exhibit C and attached hereto.

     (d) All accounts receivable (for both the sound and background music businesses), guaranteed to be not less than $360,000 at closing, to be listed on Exhibit D to be attached hereto.

     (e) All inventory and equipment of the business, guaranteed to be not less than $340,000, to be listed as Exhibit E to be attached hereto.

     (f) Seller's land and building in Jacksonville, estimated to be worth $250,000, the legal description of which will be attached hereto as Exhibit F. (Seller will pay all 1995 taxes attributable to this property.)

     (g) Seller's vacant land in Ft. Myers, having a book value of approximately $19,000, the legal description of which will be attached hereto as Exhibit G. (Seller will pay all 1995 taxes attributable to this property.)

     (h) Seller's 8 Jacksonville Jaguar football tickets (4 club seats and 4 non-club seats), with rights to renew and assignment of the deposits previously made by Seller for those seats.

     (i) Seller's muzak franchise rights in counties in the States of Florida and Georgia.

     (j)  All goodwill related to Seller's background and sound businesses.

     (k) All other assets listed on the balance sheet of Seller as of December 31, 1995, except cash and prepaids, as provided below, a copy of which shall become a part of this Agreement as soon as it is prepared after closing.

     The purchase price does not include cash in Seller's bank accounts, or prepaid items (which prepaid items will be credited to Seller dollar-for-dollar).

     4. If Seller's account receivables and inventory and equipment are less than $360,000 and $340,000, respectively, at closing, as determined by the parties' CPA, the purchase price for the sound business will be reduced dollar-for-dollar for the respective difference.

     5.(a) The total purchase price for Seller's business includes all rights in and to the name "Florida Sound Engineering Company," and any other corporate names reserved or in use by Seller. The purchase price further includes the right to keep all phone numbers and other listings presently used by Seller, together with all trademarks or other trade dress rights presently owned or used by Seller.

     (b) The parties contemplate that Buyer shall form a corporation by the name of "Florida Sound Engineering Company," with Seller's express consent, and that Seller shall change its name at the same time. The parties further contemplate that at the time of closing, this contract will be assigned to Buyer's then wholly owned subsidiary, Florida Sound Engineering Company. Buyer may assign the rights to any or all the assets covered by this Agreement to any third party at or prior to closing. Provided, if such an assignment is made, the duties of Buyer under this Agreement shall be assumed by the assignee.

     6.(a)   For purposes of this Agreement the term Monthly Billings shall be defined as "recurring monthly revenue to include music service and equipment lease billings and monthly allocation of advanced billings."

       (b) If Seller's Monthly Billings as of closing are less than the $125,000 guaranteed, the purchase price shall be reduced by 40 times the amount under the guaranteed Monthly Billings. Provided, if monthly billings fall below $120,000, either party will have the option of accepting the reduced purchase price or cancelling this Agreement.

       (c) The purchase price may also be reduced on a dollar-for-dollar basis, and the guaranteed Monthly Billings shall be adjusted accordingly, should error be found that is attributable to duplicate billings of customers.

       (d) In computing the Monthly Billings for purposes of adjustment of the purchase price, the parties agree that:

            (1) Installations completed as of the date of closing shall be included in the Monthly Billings.

            (2) Signed, bona fide, five-year music service contracts, not yet installed, shall be included in the Monthly Billings.

            (3) Monthly Billings of subscribers who have given written or oral notice of cancellation prior to the closing of this contract shall not be included.

            (4) Customers whose accounts are not within 90 days of being current as of December 31, 1995, shall not be included in the Monthly Billings for purposes of determining the total adjusted purchase price.

     7. Prior to closing Buyer shall have the right to inspect Seller's relevant books and records of Seller's background business and its sound business, with the inspection to take place at Seller's Jacksonville office.

     8. The parties specifically understand that Buyer's obligation to close on this contract and pay the purchase price as determined above is expressly conditioned upon the following:

       (a)  Formal approval of this Agreement by Buyer's Board of Directors.

       (b) Buyer obtaining an assignment in its favor of Seller's 956 Hz contract, with written approval of such assignment, conditioned only upon closing, to be attached hereto as Exhibit H.

       (c) Buyer obtaining approval by Muzak for a 10 year franchise agreement, commencing January 1, 1996, in a form substantially the same as currently offered to Muzak franchisees.

       (d) Evidence satisfactory to Buyer that Seller has paid off or will otherwise discharge at closing its obligation to the Trustee of the Mark Coughlin Trust, in the approximate amount of $600,000.

       (e)  Buyer obtaining adequate financing to close this Agreement.

       (f)  Completion of all Exhibits required by this Agreement.

     9. Seller agrees to continue to operate its business between the date of this Agreement and the closing date in the normal course.

     10. Seller agrees to continue at its current pace the conversion of its Ocala accounts to DBS Equipment so that such conversion will be completed or nearly so by the closing date of this Agreement.

     11. Seller and its principal stockholder, Warren C. Coughlin, hereby agree that they will not directly or indirectly participate in competition with Buyer after the close of this contract with respect to a background music or sound business for a period of 7 years in the Jacksonville metropolitan area and for a period of 5 years within the State of Florida and southern Georgia.

     12. Seller agrees to pay for all 1995 costs and expenses for services performed and material received whether or not they were invoiced during 1995.

     13. Buyer agrees to pay, as an addition to the purchase price, for jobs in progress with respect to Seller's background music and its sound business, for which Seller has not been paid, as set forth on Exhibit I to be attached hereto, as determined by the parties' CPA. Payment for such jobs in progress shall include the cost or actual value of the parts, materials, equipment used, plus direct labor and normal labor burden, including payroll taxes, workmen's compensation, social security, medicare, and the like.

     14. Seller specifically agrees to indemnify Buyer for all warranty work installed (whether or not completed) through December

1995. If a claim for warranty sound business work is made in excess of $5,000, Buyer shall notify Seller of the claim and Seller shall have the right to contest and defend the claim or pay the reasonable cost of the claim, but in any event, Seller will hold Buyer harmless from the claim. Seller's obligation to indemnify Buyer for this warranty work shall include the cost or actual value of the parts, materials and equipment used, plus direct labor and normal labor burden, including payroll taxes, workmen's compensation, social security, medicare and the like. This obligation for warranty work as to the music aspect of the business shall be for all amounts in excess of $500 per occurrence.

     15. Seller warrants that all assets included hereunder are or shall be as of the date of closing free and clear of all liens, encumbrances or claims of any kind.

     16. Seller agrees to hold Buyer harmless from any and all liabilities asserted against Buyer for a period of three years after closing which in any way relate to Seller's obligations for the period prior to closing. Should any such claims be made, Buyer shall give Seller and its principal stockholder notice as soon as practicable to provide an opportunity to defend or otherwise handle the claim.

     17. The parties agree to execute such documents as reasonably needed to close on this Agreement and to thereafter carry out the terms hereof. The parties shall pay their own costs and expenses of closing this transaction, except that the stamps on deed, title insurance, survey, and inspection fees on the two real estate assets shall be split equally between the parties.

     18. Seller and its principal stockholder, Warren C. Coughlin, acknowledge that of necessity Buyer will look to Coughlin for the performance of any continuing obligations of Seller incurred prior to closing, such as warranty work reimbursement and indemnification of after-asserted claims; for his part, Coughlin acknowledges and agrees to assume and perform Seller's obligations in that connection. This Agreement shall run in favor of Buyer or its assignee and shall not be enforceable by any third party claimant.

     19. The parties hereto acknowledge that the purchase price is being paid only for assets, not the corporate stock, and that Buyer in no way assumes any of Seller's liabilities except as specifically provided for in this Agreement.

     20. Buyer, with Seller's cooperation, shall prepare and send out the Monthly Billings for January 1996 at the closing of this Agreement.

     21. The formal closing date of this Agreement shall be January 2, 1996; provided, however, that the parties shall endeavor to complete all obligations hereunder and make provisions satisfactory to Seller for wire payment of the purchase price on January 2, 1996.

     22. Until otherwise changed, the mailing addresses of the parties for all notices to be given hereunder shall be as follows:

A. J. Schell, President          COPIES TO:  Robert Dyer, Esq.
Audio communications Network, Inc.           Allen, Dyer, Doppelt,
1000 Legion Place                              Franjola & Milbrath
Orlando, FL 32801                            P.O. Box 3791
                                             Orlando, Florida 32802


Warren C. Coughlin               COPIES TO:  Charles W. Arnold, Jr.
11548 Mandarin Forest Drive                  Holland & Knight
Jacksonville, FL  32223                      50 North Laura Street
                                             Suite 3900
                                             Jacksonville, FL  32202


     23. This Agreement shall be specifically enforceable by Buyer or Seller, at the option of either party, if such other party shall default. The parties hereto agree that the provisions of this contract, including the categories of property to be purchased hereunder, are detailed enough (to persons knowledgeable in this business) to form the basis of a valid specific performance action in the event that either Seller or Buyer refuses to close as agreed herein.

     24. The parties hereto agree that any and all disputes, specific performance proceedings or the like arising out of or in any way involving the subject matter of this Agreement, whether it be before or after closing, shall be settled by arbitration before the American Arbitration Association in accordance with its Commercial Rules, using a panel of three arbitrators.

     25. This Agreement may be executed in counterparts each of which shall be considered an original and that the Agreement shall become effective when such signed counterparts have been delivered to the other party.

     IN WITNESS WHEREOF the parties have executed this Agreement on the day and year first above written.

FLORIDA SOUND ENGINEERING COMPANY



By:  /s/ Warren C. Coughlin, President
   ---------------------------------------
     Warren C. Coughlin, President


     Warren C. Coughlin, President
   --------------------------------------
     Warren C. Coughlin, Individually



AUDIO COMMUNICATIONS NETWORK, INC.



By:  /s/ A.J. Schell, President
   ----------------------------------------
     A.J. Schell, President

                               COMPANY VEHICLES
                               ----------------

Vehicle #  Make/Model         Assignment     Title#       Tag #      Mileage
---------  ----------         ----------     ------       -----      -------
 1         93 Chevy Astro     K. Tengue      48236110     INY39Y      71,474

 2         89 Chevy Astro     -              64195953     QWW76S     181,415

 3         92 Chevy Astro     P. Nicholson   60407343     JGJ96X     147,000

 4         91 Ford Van        C. Ivey        49603914     INY36Y     121,568

 5         90 Chevy Astro     E. Acklen      48374374     QWW80B     111,791

 6         92 Chevy Astro     S. Boone       62392566     SVD56D     112,799

 7         93 Chevy Astro     K. Niblick     63937184     JQP92Z      35,668

 8         90 Ford Van        G. Duffy       48406888     KUP58W     111,300

 9         91 Ford Van        P. Dicharia    49647385     INY34Y     122,909

 10 Gnsvl  95 Chevy Astro     K. Bonne       BANK-        RLM37W      28,011

 10 Jax    88 Chevy Astro     -              45928496     NVG25N     182,390

 11        94 Chevy Astro     J. Marshall    65490659     PVV74H      52,893

           90 Jeep Chero.     B. Cole        48477076     QWW78S      68,554

           89 Jeep Chero.     D. Mann        47670034     SVD57D      78,239

           90 Ford T-Bird     L. McGowan     49508786     SVD58D      76,344

           95 Chevy S-10      D. Blyar       69148129     TQC27T       4,233

           93 Ford Explor.    R. Closs       65491642     PVI56K      45,183

                                  "EXHIBIT C"